Exhibit 99.7

STRATEGIC SERVICES AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of July 28, 2025 (the “Effective Date”), by and between 10X Capital Asset Management LLC (“10X”, “10X Capital”, or “Customer”), and YZILabs Management Ltd. (“Advisor”). Customer and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Customer is an asset management company who desires to retain Advisor to support its digital asset strategies and treasury management business;

WHEREAS, Customer is sponsoring and will be named asset manager of a publicly listed Company, currently named CEA Industries Inc. (the “Company”), which aims to implement a digital assets treasury strategy, focused on BNB (“BNB”) and BNB equivalents, including long and short strategies, hedging, staking, restaking and liquid staking, primarily in the BNB ecosystem (the “BNB Treasury Strategy”); and

WHEREAS, Advisor is a leading company in the digital asset industry who provides general advisory services regarding digital assets, BNB Chain, and related technologies;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1. Engagement

1.1 Services. Advisor agrees to provide strategic advisory services to Customer as described in Schedule A attached hereto (the “Services”).

1.2 Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Customer. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties. Nothing in this Agreement shall be construed to create any partnership, association, or agency relationship between the Parties or to impose any fiduciary duty on the Advisor.

1.3 No Fiduciary Role. The Advisor is not, and shall not be deemed to be, acting as a fiduciary or investment adviser to the Customer, the Company, or any of their respective affiliates, shareholders, or partners in connection with this Agreement or any matter contemplated herein. The Customer acknowledges that it is not relying on the Advisor as a fiduciary or for investment advice, and that all decisions made by the Customer and/or the Company are based on its own independent evaluation and judgment.

1.4 Regulatory Status; No Securities Activities. The Advisor is not registered, licensed, or qualified as a broker-dealer, investment adviser, commodity pool operator, commodity trading advisor, or similar regulated person under any applicable securities or financial services laws. Nothing in this Agreement shall be construed as requiring the Advisor to register or maintain any regulatory status or license. The Advisor shall not, and is not expected or authorized to: (i) solicit investors, (ii) participate in the negotiation or execution of securities transactions, or (iii) receive any transaction-based compensation related to the purchase or sale of securities. The Compensation shall not be contingent upon the consummation of any securities transaction. The Advisor is not required and shall not engage in the purchase, sale, or trading of securities, including securities of the Company or its affiliates, whether for its own account or on behalf of any third party, in connection with this Agreement. The Advisor shall not provide recommendations, strategies, or advice concerning the purchase or sale of any securities. The Client shall not request, and the Advisor shall not be required to provide, any services that would require registration as an investment adviser, broker-dealer, or similar regulated role.

1.5 No Minimum Commitment. The Advisor shall not be required to devote any minimum level of time or resources to the Customer or the Company, and this Agreement shall not obligate the Advisor to make any capital contributions, investments, guarantees, or other financial commitments to the Company, the Customer, or any third party.

2. Term and Termination

2.1 Term. This Agreement shall commence on the Effective Date and shall continue for as long as 10X Capital or its affiliates are acting as asset manager of the Company under the Asset Management Agreement entered between the Company and 10X on or around the date hereof (as may be amended, supplemented, restated, or replaced from time to time, the “AMA”), unless earlier terminated in accordance with this Section 2 (the “Term”). If Customer (or any of its affiliates) is still engaged by and earning and actually receiving its fee from Company, and this Agreement is terminated by the Customer for any reason other than for Cause (as defined in Section 2.3 hereof) during the Term or if the Advisor terminates this Agreement for Cause (as defined in Section 2.3 hereof), the Customer shall pay to the Advisor, as liquidated damages and not as a penalty, an amount equal to all fees and other compensation that would have accrued to the Advisor under this Agreement from the date of termination through the end of the Term (as if the Agreement has not been terminated before the termination or the end of the term of the AMA). The Parties acknowledge and agree that the actual damages in such event would be difficult to ascertain and that this amount represents a reasonable estimate thereof and not a penalty. Upon any termination, all of the Advisor’s obligations hereunder shall cease, except for those that expressly survive under the terms of this Agreement.

2.2 Termination by the Advisor other than Cause. The Advisor may terminate this Agreement upon thirty (30) days’ prior written notice to the Customer if the Advisor determines, in its sole reasonable discretion, that: (i) continuing to perform its obligations under this Agreement may result in actual regulatory, legal, or compliance risk to the Advisor or any of its shareholders holding more than 20% of the equity; or (ii) there has been a material change in the operations, structure, ownership, financial condition, business model, or strategic direction of the Company away from BNB that, in the Advisor’s reasonable judgment, adversely affects the basis upon which this Agreement was entered into.

2.3 Termination for Cause. This Agreement may be terminated at any time for Cause (i) by the Customer upon at least sixty (60) days prior written notice to the Advisor and (ii) by the Advisor upon at least sixty (60) days prior written notice to the Customer (unless stated otherwise below). Each such notice set forth in this Section 2.3 shall be referred to as a “Termination Notice”. In the event that either Party asserts a right to terminate this Agreement for Cause, the Parties agree that, as a condition precedent to the effectiveness of any such termination, they shall first attempt in good faith to resolve the dispute through mediation. The Parties shall participate in the mediation in good faith and shall share equally the costs of the mediation. The mediation shall be completed within sixty (60) days of the appointment of the mediator, unless otherwise agreed in writing by the Parties. If the dispute is not resolved through mediation within such period, either party may pursue any remedies available at law or in equity, including termination of this Agreement for cause.

2.4 For the purposes hereof, the term “Cause” means (i) with respect to the Advisor, (A)(I) fraud, (II) bad faith resulting in a material breach of this Agreement, or (III) any action or omission constituting gross negligence or willful misconduct in performing its obligations under this Agreement, which in each case of (II) or (III) that results in an adverse effect on the Customer that is both material and demonstrable; provided, that the Advisor shall have a cure period of fifteen (15) days following notice of an occurrence of (I) or (II) (if such breach, action or omission, as applicable is curable), (B) an Act of Insolvency occurring with respect to the Advisor; provided that an Act of Insolvency shall not be deemed to occur if the Advisor assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, and (C) is dissolved; provided that such dissolution shall not be deemed to occur if the Advisor assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to the Customer (A) a material and demonstrable breach by the Customer of its obligations under this Agreement (provided, that the Customer shall have a cure period of thirty (30) days following notice of breach in the case of any such breach that is susceptible of cure) or (B) it becomes unlawful under any applicable law (as determined by the Advisor in its sole discretion) for the Advisor to perform its obligations under the Agreement, in which case the Advisor may immediately suspend its performance of all obligations under this Agreement and may terminate this Agreement with three (3) days prior written notice, unless immediate termination is agreed to in writing by the Parties. If this Agreement is terminated pursuant to 2.4(ii)(B), Advisor irrevocably waives any rights and claims to continued payments under this Agreement.

2.5 For the purposes hereof, “Act of Insolvency” means the Advisor (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a non-frivolous proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 90 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter.

2.6 In the event that this Agreement is terminated pursuant to Section 2.3 for Cause by the Advisor, the Advisor shall be entitled to any and all actual demonstrable damages and legal remedies arising from or in connection therewith.

2.7 Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, except in the case of fraud, theft or embezzlement or similar actions on behalf of the non-terminating Party.

2.8 Termination by Mutual Agreement. Both Parties may agree in writing to terminate this Agreement by mutual agreement at any point during the Term.

2.4 Effect of Termination for Cause or by Mutual Agreement. Upon termination of this Agreement, Advisor shall cease providing the Services, and Customer shall pay Advisor any fees due and payable under this Agreement up to the effective date of termination.

3. Compensation

3.1 Compensation. Customer shall pay Advisor the compensation set forth in Schedule B attached hereto (the “Compensation”).

3.2 Payment Terms. All amounts payable to the Advisor under this Agreement shall be paid in full, free and clear of any deductions, set-offs, withholdings (including but not limited to any taxes, levies, charges, or duties of any nature), or counterclaims (unless otherwise agreed to in writing by the Parties), in either (i) U.S. Dollars via wire transfer to a bank account designated by the Advisor, or (ii) stablecoins of equivalent U.S. Dollar value (such as USDC or USDT) to a digital wallet address designated by the Advisor, as may be agreed in writing by the Parties from time to time. The Customer shall make each such payment within ten (10) calendar days following its receipt of the applicable fees or compensation from the Company.

3.3 Late Payment. In the event any amount payable to the Advisor under this Agreement is not paid when due, such amount shall accrue interest at a rate of eight percent (8%) per annum, compounded monthly, from the date such payment was due until the date paid in full. This is without prejudice to any other rights or remedies the Advisor may have at law or in equity, including the right to seek specific performance, reimbursement of enforcement costs, and injunctive relief.

3.4 Reporting Obligations. To ensure transparency and enable the Advisor to independently verify the amounts payable under this Agreement, upon written request from the Advisor, the Customer shall provide the following information and supporting documentation to the Advisor:

(a) Within fifteen (15) calendar days following the end of each month, and promptly upon the receipt of any payment by the Customer or its affiliates from the Company under the AMA, the Customer shall deliver a written statement certifying:

(i) the total amount of management fees and performance-based compensation received by the Customer (or its affiliates) from the Company during the relevant period;

(ii) a detailed calculation of the amounts payable to the Advisor under this Agreement, including the applicable fee rates, calculation methodology, and any pro rata allocation; and

(iii) the date on which such fees were actually received by the Customer.

(b) Together with each such report, the Customer shall provide all relevant supporting documentation, including, without limitation:

(i) internal accounting records or worksheets used to compute the Advisor’s fee amounts;

(ii) wire confirmations, bank statements, remittance advices, or other evidence of receipt of funds from the Company; and

(iii) any fee-related notices or reports provided by the Company to the Customer in connection with the AMA.

(c) Upon reasonable request, the Customer shall provide any additional documentation or clarification the Advisor may reasonably require to confirm the accuracy, completeness, and timeliness of any amount reported or paid under this Agreement.

3.5 Books and Records. The Advisor shall have the right, upon at least five (5) business days’ written notice, to audit the relevant books and records of the Customer solely for the purpose of confirming amounts due under this Agreement. Such audit may be conducted by a certified independent accountant or auditor subject to customary confidentiality obligations. The costs of such accounting or audit shall be borne by the Customer if the audit reveals a discrepancy in favor of the Advisor exceeding the greater of (i) one percent (1%) of the total amount due by the Customer to the Advisor for the audited period or (ii) fifty thousand U.S. dollars (USD 50,000). Otherwise, such costs shall be borne by the Advisor.

4. Confidentiality

4.1 Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.” For the avoidance of doubt, and notwithstanding anything in the contrary under this Agreement, the Customer shall not provide any material non-public information related to the Company, its business, operations or financial.

4.2 Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to the Effective Date; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however in the case of clause (d), the receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3 Treatment of Confidential Information. Each Party shall: (A) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The receiving Party shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall, upon written request from the disclosing Party, promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4 Use of Name. The Customer shall not use the name, logo, or trademarks of the Advisor without its prior written consent. Any press release or public communication referencing the Advisor or this Agreement shall be subject to the Advisor’s prior approval. The Advisor shall not use the name, logo or trademarks of the Customer or the Company without prior written consent.

4.5 Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5. Limitation of Liability

5.1 Liability of the Customer. The aggregate liability of the Customer for indemnifiable losses under this Agreement shall be limited to all fees and other compensation that would have accrued to the Customer under the AMA through the preceding twelve (12) months.

5.2 Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

5.3 Exclusions. For the avoidance of doubt, the limitations of liability set forth in Section 5.1 and 5.2 shall not apply to (i) any payment obligations of the Customer under this Agreement, including amounts payable pursuant to Section 3 or Schedule B; (ii) the Customer’s liability for fraud, willful misconduct, bad faith, or negligence; or (iii) the Customer’s liability for liquidated damages pursuant to Section 2.1.

5.2 Liability of the Advisor. Except in the cases of gross negligence, willful misconduct or fraud (each, a “Disqualifying Action”), none of the Advisor, its affiliates or their respective officers, directors, agents and employees (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Customer as the result of any act or omission by the Advisor in connection with, arising out of or relating to the performance of its services hereunder. The Customer further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Customer or any act or omission by the Company, or by any other non-party. Under no circumstances shall the Advisor or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

5.3 Indemnification.

(a)	With respect to the services and transactions contemplated by this Agreement, the Customer agrees to indemnify and hold harmless each of the Covered Persons against any Losses actually suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Customer, or any actions taken by the Advisor or failure by it to act, excluding any actions or failure to act on behalf of the Advisor which would rise to the level of Cause, in connection with this Agreement (including, without limitation, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Customer), (ii) a Disqualifying Action by the Customer, (iii) any regulatory, governmental, or law enforcement inquiry, investigation, examination, proceeding, or enforcement action relating to or arising from the Customer concerning the BNB Treasury Strategy or in connection with the services provided by the Customer to the Company, or (iv) the Customer’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(b)	With respect to the indemnification obligations set forth in Section 5.3(a), to the fullest extent permitted by law, the Customer shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s actual and documented out-of-pocket costs of investigation (whether internal or external), litigation or appeal, as incurred, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of, or in furtherance of the interests of, the Customer in connection with its activities under the AMA, the services provided by the Customer to the Company, and/or this Agreement (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 5.3. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Customer for any amounts previously paid to it by the Customer in respect of such Claims.
(c)	Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Customer, give written notice to the Customer of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein within at least thirty (30) calendar days shall not relieve the Customer of its obligations hereunder, except to the extent that the Customer is actually prejudiced by such failure to give notice.
(d)	Each Covered Person shall fully cooperate with the Customer and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Customer pursuant to this Section 5.3. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Customer shall be entitled to participate in and to assume the defense thereof to the extent that the Customer may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Customer to such Covered Person of the Customer’s election to assume the defense thereof, the Customer shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Customer (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Customer will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.
(e)	The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

6. Representations and Warranties

6.1 Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2 Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3 Investor Status. The Advisor represents that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Advisor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

6.4 No Investment Advice. Customer acknowledges and agrees that the Advisor is not registered or licensed as an investment adviser, broker-dealer, or other regulated financial institution under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”), the U.S. Securities Exchange Act of 1934, or any other applicable securities laws. Advisor does not, and shall not, provide investment advice to the Customer or to the Company, nor shall any of the Services rendered under this Agreement be construed as investment advice, investment management, or a solicitation to buy or sell any security or financial instrument. The Parties acknowledge and agree that the Advisor is not providing advice with respect to securities or any other instruments regulated as securities under U.S. law. The Customer further acknowledges and agrees that neither the Customer nor the Company shall be considered an “advisory client” of the Advisor for purposes of the Advisers Act or any other applicable securities law, and, to the fullest extent permitted by law, shall not be entitled to the protections afforded to advisory clients thereunder. The Services provided hereunder are limited to general strategic and commercial support and do not include investment advice, recommendations, or portfolio management related to securities.

6.5 Acknowledgements. The Customer acknowledges that the Advisor will not, in connection with the Services or otherwise:

(a) provide investment advice, price forecasts, trading recommendations, or any other form of guidance relating to the valuation, market performance, or expected returns of BNB or any other digital asset;

(b) act in the capacity of, or hold itself out as, an investment adviser, broker-dealer, fiduciary, or any other person or entity subject to registration or licensing under applicable securities, commodities, or financial services laws and regulations; or

(c) utilize, rely upon, or disseminate any material non-public information, trade secrets, or other confidential or proprietary information concerning BNB, Binance, BNB Chain, or any of their respective affiliates, operations, or business plans.

The Advisor’s role is limited to providing non-fiduciary, non-discretionary strategic support based solely on publicly available information and general industry knowledge. For the avoidance of doubt, the Advisor does not act on behalf of, or in coordination with, Binance, BNB Chain, or any of their affiliates, and shall not be deemed to represent their interests in any capacity.

6.5 Additional Representations of the Customer. The Customer further represents and warrants to the Advisor, as of the Effective Date and throughout the Term, that:

(a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the AMA;

(b) this Agreement and the AMA have been duly authorized, executed, and delivered by the Customer and constitute legal, valid, and binding obligations of the Customer, enforceable against it in accordance with their terms;

(c) its entry into and performance under this Agreement and the AMA do not and will not: (i) violate any applicable law, rule, regulation, or order of any governmental authority; (ii) conflict with, breach, or result in a default under any agreement, contract, instrument, or obligation to which it is a party or by which it or its assets are bound; or (iii) require the consent or approval of, or any notice to, any third party or governmental authority that has not been duly obtained or given;

(d) it is not subject to any litigation, arbitration, investigation, proceeding, or order that would reasonably be expected to adversely affect its ability to perform its obligations under this Agreement or the AMA;

(e) it is not insolvent, and no bankruptcy, reorganization, insolvency, receivership, or similar proceeding is pending or, to its knowledge, threatened against it or its assets;

(f) it is in compliance in all material respects with applicable anti-corruption, anti-bribery, anti-money laundering, and sanctions laws and regulations, and it is not subject to any sanctions administered by OFAC, the U.S. State Department, the EU, the UK, or any other relevant governmental authority;

(g) it is not required to be registered as an investment adviser, broker-dealer, or other regulated entity under the U.S. Investment Advisers Act of 1940, the U.S. Securities Exchange Act of 1934, or any other applicable securities laws, or if so registered, it is and remains in good standing with all required licenses and registrations;

(h) it has and will maintain all necessary internal approvals, corporate authorizations, and regulatory qualifications to act as asset manager of the Company pursuant to the AMA;

(i) within ten (10) business days the AMA will be in full force and effect and has not been amended, waived, or terminated, except as disclosed in writing to the Advisor; and

(j) no statement, certificate, report, document, or other information furnished by or on behalf of the Customer to the Advisor in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements not misleading.

(k) the total number of warrants to purchase shares of the Company’s common stock issued or to be issued to the Customer (or any of its affiliates, designees, or related parties) by the Company in connection with its role as strategic advisor, including the Strategic Advisor Warrants and any similar instruments, shall not exceed five and eight-tenths percent (5.8%) of the aggregate number of (i) shares of common stock of the Company, (ii) shares issuable upon exercise of Pre-Funded Warrants, and (iii) shares issuable upon exercise of Stapled Warrants, in each case issued pursuant to those certain Securities Purchase Agreements, dated as of July 28, 2025, between the Company and each of the Purchasers (as defined therein).

7. Covenants of the Customer

The Customer hereby covenants and agrees, for the benefit of the Advisor, as follows:

7.1 Strategic Committee Appointment. The Customer shall use commercially reasonable efforts to procure that the Company establishes and maintains a Strategic Committee in accordance with the AMA, and shall use best efforts to procure that the Advisor has the opportunity to nominate one (1) member to such Strategic Committee.

7.2 Treasury Strategy and Investment Restrictions. Unless otherwise agreed upon by Customer and Company, Customer shall procure that the Company adheres to the BNB Treasury Strategy and agrees that:

(a) The Company’s treasury assets shall be primarily invested in BNB and BNB-related instruments, including, without limitation, staking, restaking, liquid staking, and other on-chain strategies that generate yield within the BNB ecosystem;

(b) The Customer represents that the assets managed under the AMA shall not include securities under U.S. law. Furthermore, the Customer shall ensure that the Company and the Treasury Subsidiary shall not engage in trading or investment activities involving derivatives, synthetic instruments, or any other structured products that may be deemed securities or may otherwise trigger investment adviser or broker-dealer registration requirements under applicable U.S. securities laws;

(c) The Company may hold Bitcoin or other digital assets only to the extent such assets are (i) necessary to support operational needs directly related to the implementation or optimization of the BNB-focused strategy, or (ii) received as yield, rewards, or distributions resulting from the holding or deployment of BNB assets; provided, however, that such other digital assets shall not be acquired or held for speculative or treasury diversification purposes, and in no event shall such non-BNB assets exceed 10% of the Treasury Assets without the prior written approval of the Strategic Committee (as defined in the AMA);

(d) The Treasury Assets shall be held by a bankruptcy-remote Delaware limited liability company (CEA BRS LLC), wholly owned by the Company (the “Treasury Subsidiary”), which shall be maintained at all times as a segregated, special-purpose vehicle solely for the custody, investment, and management of Treasury Assets. The Customer shall procure that (i) the Treasury Assets are not commingled with any other assets of the Company or its affiliates, (ii) the Treasury Subsidiary shall not incur any liabilities or indebtedness, (iii) the Treasury Subsidiary shall not guarantee or cross-collateralize any liabilities of the Company or its other subsidiaries, and (iv) the Treasury Subsidiary and the Treasury Assets are protected, to the fullest extent permitted by law, from claims of creditors of the Company and any other affiliated entity. The Customer shall take all corporate and structural actions necessary to maintain the bankruptcy-remote and asset-protected status of the Treasury Subsidiary at all times;

(e) US$5,000,000 of the proceeds of the Capital Raise is considered to account for and represent the first 12 months of the operating budget of the Company under the Asset Management Agreement, including the costs of being a public company

7.3 Use of Proceeds and Indebtedness.

(a) The Customer shall use commercially reasonable efforts to procure that the majority of the capital raised by the Company shall be allocated to the BNB Treasury Strategy.

(b) The Customer shall use commercially reasonable efforts to procure that the Treasury Subsidiary shall not incur any indebtedness outside of the ordinary course of business and only to the extent required for fundraising purposes to make contributions to the BNB Treasury Strategy. For the avoidance of doubt, the use of margin accounts shall constitute indebtedness within the ordinary course of business.

7.4 Asset Management Agreement. The Customer shall not, and shall procure that none of its affiliates shall, directly or indirectly amend, modify, waive, terminate, or enter into any side arrangement (whether written or oral) with respect to the AMA that would reasonably be expected to adversely affect the economic rights, interests, compensation, or entitlements of the Advisor or any of its affiliates, without the prior written consent of the Advisor. This includes, without limitation, any changes to the fee structure, duration, or termination provisions of the AMA.

7.5 Reporting and Transparency. The Customer shall cooperate in good faith with the Advisor in all matters related to the calculation, verification, and payment of fees and entitlements under this Agreement, and respond promptly to reasonable information requests.

7.6 Preservation of Rights. The Customer shall not take, authorize, or permit any action, or omit to take any action, that could reasonably be expected to frustrate, limit, or delay the exercise by the Advisor of any of its rights under this Agreement, including, without limitation, its rights to receive Compensation or exercise consent rights. The Customer shall not agree to the appointment of any replacement, co-manager, or delegate under the AMA that would reduce or dilute the Advisor’s Compensation under this Agreement without the Advisor’s prior written consent.

7.7 Restrictions on Preferred Securities and Preferential Rights. Dividends. The Customer shall use its commercially reasonable efforts to ensure that the Company does not (i) authorize, issue, or grant (whether directly or indirectly) any equity securities or instruments of the Company that carry preferred economic or governance rights, liquidation preferences, anti-dilution protections, or any other rights or privileges that are senior to or pari passu with those held or entitled to be held by the Advisor (including equity-linked instruments such as warrants or convertible securities), without the prior written consent of the Customer and the Advisor, (ii) declare or pay any dividends or other distributions on any class of securities of the Company, whether in cash, securities, or other property.

8. Miscellaneous

8.1 Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of Delaware. Any claim, dispute, or controversy (“Claim”) arising out of or relating to this Agreement or the relationships among the parties hereto shall be resolved by the courts of Abu Dhabi Global Markets.

8.2 Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

8.3 Amendments. This Agreement may only be amended in writing signed by both Parties.

8.4 Assignment. Neither Party may assign, delegate, or transfer any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Party; provided, however, that either Party may assign this Agreement, without the other Party’s consent, to any of its affiliates, provided that such affiliate agrees in writing to be bound by the terms of this Agreement. Any attempted assignment in violation of this Section shall be null and void. Any change of control of the Customer shall be deemed an assignment requiring consent.

8.5 Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

8.6 No Group Formation. Nothing in this Agreement shall be deemed to constitute the formation of a ‘group’ (as defined in Section 13(d)(3) of the Exchange Act) among the Parties. Each Party shall act independently with respect to its investment and voting decisions.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

10X Capital Management LLC			YZILabs Management Ltd.

By:	/s/ Hans Thomas		By:	/s/ Changpeng Zhao
	Name:	Hans Thomas		Name:	Changpeng Zhao
	Title:	Chief Executive Officer		Title:	Director